Exhibit 99.1

PRESS RELEASE

For Immediate Release

January 27, 2011

PENINSULA GAMING COMMENCES $50 MILLION SENIOR UNSECURED NOTES OFFERING AND CONSENT SOLICITATION TO AMEND SENIOR SECURED INDENTURE

Dubuque, Iowa – January 27, 2011 – Peninsula Gaming, LLC (the “Company”), a casino entertainment company with gaming operations in local markets in Iowa and Louisiana, announced today that the Company and Peninsula Gaming Corp., a wholly-owned subsidiary of the Company (together, the “Issuers”), are proposing to issue $50 million in aggregate principal amount of 10 3/4% Senior Unsecured Notes due 2017 (the “Unsecured Notes”). The Unsecured Notes will be unconditionally guaranteed on a senior unsecured basis by each of the Company’s existing and future domestic subsidiaries that are not unrestricted domestic subsidiaries, other than Peninsula Gaming Corp., the co-issuer of the Unsecured Notes.

The net proceeds from the offering of the Unsecured Notes will be used primarily to develop the first phase of the Company’s new gaming facility in Mulvane, Kansas and for other permissible corporate uses.

The Unsecured Notes are being offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons outside of the United States in compliance with Regulation S of the Securities Act. The Unsecured Notes have not been registered under the Securities Act, any other federal securities laws or the securities laws of any state, and until so registered, the Unsecured Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

In addition, the Company announced today the commencement of a solicitation of consents (the “Consent Solicitation”) to amend (the “Proposed Amendments”) the indenture (the “Secured Notes Indenture”) governing the Issuers’ 8 3/8% Senior Secured Notes due 2015 (the “Secured Notes”). The Consent Solicitation is being made in accordance with the terms and subject to the conditions stated in a Consent Solicitation Statement dated January 27, 2011 (the “Consent Solicitation Statement”), to holders of record at 5:00 p.m., New York City time, on January 26, 2011.

The Consent Solicitation is scheduled to expire at 5:00 p.m., New York City time, on February 2, 2011, unless extended or earlier terminated (the “Expiration Date”). Holders of Secured Notes who validly deliver consents to the Proposed Amendments by the Expiration Date (and do not

revoke such consents) in the manner described in the Consent Solicitation Statement will be eligible to receive consent consideration equal to $1.25 per $1,000 principal amount of Secured Notes for which consents have been delivered (and not revoked). Holders providing consents after the Expiration Date will not receive consent consideration. Consent consideration will be paid as promptly as practicable after the Expiration Date and the satisfaction or waiver of the applicable conditions.

The Consent Solicitation is subject to a number of conditions that are set forth in the Consent Solicitation Statement, including, without limitation, the receipt of the consent of the holders of at least a majority in aggregate principal amount of outstanding Secured Notes, the execution and effectiveness of a supplemental indenture effecting the Proposed Amendments and a financing condition. Consents may not be revoked on or after the date the supplemental indenture becomes effective (which may occur prior to the Expiration Date if the requisite consent is received before then). If the supplemental indenture effecting the Proposed Amendments become operative, the Proposed Amendments will be binding upon all holders of Secured Notes, whether or not such holders have delivered consents. A more comprehensive description of the Consent Solicitation can be found in the Consent Solicitation Statement.

The purpose of the Consent Solicitation is to obtain approval of the Proposed Amendments from the holders of the Secured Notes to enable the Issuers to issue additional second-lien notes under the Secured Notes Indenture pursuant to the first-lien senior secured debt basket of the Indenture (with any issuance of additional Secured Notes under that basket effectively reducing the amount of first-lien secured debt that can be incurred under the Secured Notes Indenture). If the Proposed Amendments are not adopted, the Company intends, subject to market and other conditions, to incur additional first-lien debt.

The Issuers have retained Credit Suisse Securities (USA) LLC to act as Solicitation Agent in connection with the Consent Solicitation. Questions about the Consent Solicitation may be directed to Credit Suisse at (800) 820-1653 (toll free) or (212) 538-2147 (collect). Requests for copies of the Consent Solicitation Statement and related documents, and assistance relating to the procedures for delivering consents, may be obtained by contacting i-Deal LLC, the Information and Tabulation Agent, at (877) 746-3583 (toll free).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Unsecured Notes or the Secured Notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This press release is not a solicitation of consents, and no recommendation is made, or has been authorized to be made, as to whether or not holders of Secured Notes should consent to the adoption of the Proposed Amendments pursuant to the Consent Solicitation. Each holder of Secured Notes must make its own decision as to whether to give its consent to the Proposed Amendments. The Consent Solicitation is made only by the Consent Solicitation Statement. The Consent Solicitation is not being made to holders of Secured Notes in any jurisdiction in which the making thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Peninsula Gaming

The Company, through its subsidiaries, engages in the ownership and operation of casino and off-track betting parlors. It owns and operates the Diamond Jo casino in Dubuque, Iowa, the Diamond Jo casino in Worth County, Iowa, the Amelia Belle Casino in Amelia, Louisiana, the Evangeline Downs Racetrack and Casino in St. Landry Parish, Louisiana and five off-track betting parlors in Port Allen, New Iberia, Henderson, Eunice, Louisiana and St. Martinville, Louisiana. The Company was founded in 1999 and is based in Dubuque, Iowa. The Company is a subsidiary of Peninsula Gaming Partners, LLC.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the securities laws. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions in the Company’s local and regional markets, competition, risks associated with new ventures and acquisitions, government regulation, including licensure requirements and legalization of gaming, availability and adequacy of the Company’s cash flows to satisfy the Company’s obligations, changes in interest rates, legal proceedings, future terrorist acts, loss due to casualty, weather or mechanical failure, and other factors detailed in the reports filed by the Company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company assumes no obligation to update such information.

Contact:

Peninsula Gaming, LLC

301 Bell Street

Dubuque, Iowa 52001

Natalie A. Schramm, 563-690-4977

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